UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

_______________________________________

FORM 8-K/A*

AMENDMENT NO. 1 TO
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 31, 2008

First Horizon National Corporation
(Exact Name of Registrant as Specified in Charter)

TN	001-15185	62-0803242
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

165 MADISON AVENUE MEMPHIS, TENNESSEE	38103
(Address of Principal Executive Office)	(Zip Code)

Registrant's telephone number, including area code - (901) 523-4444

(Former name or former address, if changed from last report)

_____________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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*On September 4, 2008 the registrant filed a Current Report on Form 8-K dated August 31, 2008 which included Items 2.01 and 9.01.  Inadvertently, the original report as filed omitted the signature line, although the report in fact had been signed.  Accordingly, the only material amended in this filing is under the caption "Signatures."  For the convenience of the reader, this amended report repeats all Items of the original report in full and re-files the exhibit.

ITEM 2.01.          Completion of Acquisition or Disposition of Assets.

Background Information for Sale of Certain Mortgage Business Assets to MetLife Bank

On June 3, 2008, First Tennessee Bank National Association (“First Tennessee Bank”), a subsidiary of First Horizon National Corporation (collectively with First Tennessee Bank, “First Horizon”), entered into an Asset Purchase Agreement (“APA”) with MetLife Bank, National Association (“MetLife Bank”), a subsidiary of MetLife, Inc. Under the APA First Horizon agreed to sell to MetLife Bank certain assets, and MetLife Bank agreed to assume certain liabilities, related to First Horizon’s mortgage origination franchise and servicing platform (the “National Mortgage Business”) but excluding locations and personnel associated with First Horizon’s Tennessee-footprint production offices. The parties also entered into a Servicing Rights Purchase and Sale Agreement (“MSR Sale Agreement”) providing for the sale by First Horizon to MetLife Bank of mortgage servicing rights (“MSR”) related to first lien mortgage loans with associated unpaid principal balance of approximately $20 billion as of that date, and a Mortgage Loan Subservicing Agreement (“Subservicing Agreement”) providing for servicing by MetLife Bank for up to three years of First Horizon’s entire remaining MSR portfolio currently serviced on First Horizon’s MSR platform and not otherwise sold to MetLife Bank or other third parties. The MSR Sale Agreement and Subservicing Agreement together are referred to as the “MSR Agreements,” and the MSR Agreements together with the APA are referred to as the “Agreements.”

The Agreements were the subject of, and were filed as exhibits to, First Horizon’s Current Report on Form 8-K dated June 3, 2008 (the “Item 1.01 Report”). This item of this Report hereby incorporates by reference the descriptions of the Agreements and their respective transactions contained in Item 1.01 of the Item 1.01 Report, except to the extent the information in this Report may supersede any portion of such prior descriptions. Capitalized terms used in this Report that are not otherwise defined have the meanings given in the Item 1.01 Report. In the Agreements, each party makes representations and warranties to other parties. Those representations and warranties are made only to and for the benefit of those other parties in the context of a business agreement. Exceptions to such representations and warranties may be partially or fully waived by such parties, or not enforced by such parties, in their discretion. No such representation or warranty may be relied upon by any other person for any purpose.

Closing

The asset sale transactions contemplated by the APA and MSR Sale Agreement closed effective August 31, 2008.

Purchase Price Information

Generally, MetLife Bank agreed to pay net book value (based on generally accepted accounting principles consistently applied) for the National Mortgage Business, including the MSRs being sold to MetLife Bank.  The purchase price was subject to a reduction of up to $10 million.  To the extent that prior to the closing date FHN incurred certain specified costs, then the purchase price adjustment decreased by the amount of such costs.  Certain intangible assets, including third party non-compete covenants in favor of First Horizon, are included in the assets to be sold but are excluded from the purchase price calculation. The purchase price was based on elements of First Horizon’s unaudited balance sheet, updated as of the closing date. The purchase price is subject to a post-closing true-up mechanism in a manner prescribed in the APA. The true-up process has not yet been completed. Therefore, the purchase price paid to date in connection with closing is an estimate of the final price. The estimated purchase price paid was approximately $383 million in the aggregate, net of non-deposit liabilities and the adjustment.

In addition, approximately $301 million of custodial deposits primarily related to the MSRs sold were transferred to MetLife Bank at book value, all in connection with closing. MetLife Bank has assumed First Horizon’s obligations associated with those deposits.

All purchase price and deposit amounts were paid in cash.

ITEM 9.01.          Financial Statements and Exhibits

(b)       Pro Forma Financial Information

Filed herewith as exhibit 99.1 are unaudited condensed consolidated pro forma statements of income as of the fiscal year 2007 and for the six months ended June 30, 2008, and unaudited pro forma condensed consolidated statement of condition as of June 30, 2008. The unaudited condensed consolidated pro forma statements of income have been prepared to present First Horizon’s results of operations as if the sale of certain mortgage business assets occurred as of the beginning of the 2007 annual period. The unaudited pro forma condensed consolidated statement of condition as of June 30, 2008 has been prepared to present First Horizon’s financial position as if the sale of certain mortgage business assets occurred on June 30, 2008.  The pro forma financial statements do not purport to be indicative of the financial position or results of operations of First Horizon as of such dates or for such periods, nor are they necessarily indicative of future results.

(d)       Exhibits

Exhibit #	Description
99.1	Pro Forma Financial Information

*  *  *  *  *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Horizon National Corporation (Registrant)
Date: September 4, 2008	By: /s/ James F. Keen Executive Vice President, Chief Accounting Officer

EXHIBIT INDEX

EX-99.1	Pro Forma Financial Information